EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-1620, No. 333-34693, No. 333-34695, No. 333- 46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158 and No. 333-42653) and Form S-3 (No. 333-69227) of DaVita Inc. of our report dated March 22, 2000, relating to the consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 22, 2000, relating to the financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
February 27, 2002